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                                   EXHIBIT 11

                  AVERY DENNISON CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS

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
                                                1993        1992        1991
                                             ----------- ----------- -----------
(A) Weighted average number of common
    shares outstanding.....................   57,953,287  60,425,531  61,949,235
  Additional common shares issuable under
  employee stock options using the treasury
  stock method.............................      776,241     549,674     313,505
                                             ----------- ----------- -----------
(B) Weighted average number of common
    shares outstanding assuming the           58,729,528  60,975,205  62,262,740
    exercise of stock options..............   ========== ===========  ==========
(C) Net income applicable to common stock..  $84,400,000 $80,100,000 $63,000,000
                                             =========== =========== ===========
Net income per share as reported (C / A)...        $1.46       $1.33       $1.02
                                                   =====       =====       =====
Net income per share giving effect to the
 exercise of outstanding stock options (C /        $1.44       $1.31       $1.01
 B)........................................        =====       =====       =====
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